Exhibit (a)(5)(O)

Good day, ladies and gentlemen. It’s good to be here in front of you, and I mean you, Stratasys shareholders, all Stratasys shareholders. I’m here in order to discuss and describe to you our special tender offer by Nano Dimension, to buy in cash a big portion of your shares, and eventually to stay with you as shareholders and partners.

“WHAT DOES NANO DIMENSION’S OFFER DELIVER?”

Certainty of cash versus uncertainty of dilution. That’s what we’re offering you. We will pay you cash now, no questions asked. Nobody else from any other transactions that are being offered are going to do that.

We’re already your partners as we are the largest shareholder. So we are going to get $18 per share that you have in cash once the offer is closed. And you will not have to worry about, “Is it coming? Is it not coming?” because the rule and the law is the minute the $18 come to your broker, it will transfer the share.

“WHAT IS NANO DIMENSION’S PLAN & VISION FOR THE COMBINED COMPANY?”

We shall reposition the strategy of the company totally.

We’re going to be a profitable company with gross margin that are higher, with EBITDA that is growing, and with earning per share. The importance is return on investment for you, not just feeling good about having a top line.

Most of our focus is going to be moved to manage Stratasys and fix them. We have a lot of technology in our company, Nano, that can be helped by Stratasys distribution channels and go-to-market. We are going to leverage one from the other in a fair transaction and we are going to end up in a situation where your company, which we are partners with, are going to gain from growth engines and are going to gain from our management focusing on taking those growth engines through the distribution channels that your company has and delivering it to the bottom line.

“WHY IS NANO DIMENSION’S TENDER OFFER SUPERIOR TO THE DESKTOP METAL TRANSACTION?”

We give certainty in cash. You sign 26th of June. Few weeks later, you will get the cash. Then, you give your shares. There’s no risk.

Desktop Metal, what are they offering? They are offering you shares. You — offering you 41 dilution in the shares you’re holding, no cash, combining companies that are two lemons, squeezing them and hoping that there will be lemonade.

There’s not going to be lemonade. Desktop Metal in 2022 had $200 million of revenue and $200 million of negative cash. And they said they are going to major change, they are going to be profitable soon. In the first quarter of 2023, they lost more than $30 million of cash.

“WHY IS NANO DIMENSION’S OFFER SUPERIOR TO 3D SYSTEMS’?”

It’s a long-term pie in the sky of a company that’s highly leveraged and have very limited ability to grow. That’s 3D. And they want to merge with your company, Stratasys, which is much less leveraged but not going anywhere. And the two companies together will merge and will have major issues with the Hart-Scott-Rodino regulator limitations in the United States. You don’t even know if it will happen. It’s a pie in the sky.

Why would — we make a difference? We are coming with a focus on profit, and on growth of profit, and earnings per share. We are not coming with some vision or ego driven vision of, “We’ll be billion dollars company,” declared three times in the past and never fulfilled.

“WHY CHANGE IS NEEDED NOW”

We believe that urgent change is needed at Stratasys and propose dismissing the majority of the board, appointing new, highly qualified directors in each of their place.

Stratasys has a track record of underperformance and poor decision making. It needs better people to analyze and decide about strategy, better operators and decision makers to optimize the business and set the company on a path to realize its potential already.

We believe these proposed changes will help effect a long overdue change in the Stratasys board and, importantly, help to align the board with shareholders’ interest to maximize value.

The date that you have to prepare for is the 26th of June, that’s the last day to tender your shares and get your $18 in cash. I want to add here and let you know that in the last week, week and a half, we’ve been approached by your share — your partners, other shareholders of Stratasys, mostly institutions, that are supporting what we’re doing, and asking us not to give up.

And I’m looking forward to become not only a sh — the largest shareholder of you, but even larger where you and us become partners in Stratasys in a big way. Thank you very much.

Forward Looking Statements

This communication of Nano Dimension Ltd. (the “Company” or “Nano Dimension”) contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, the Company is using forward-looking statements when it discusses the timing of the proposed tender offer, the ability of Nano Dimension to complete the proposed tender offer, including the ability to satisfy the conditions to the consummation of the tender offer, the comparative benefits of the Company’s tender offer weighed against the anticipated outcomes of the alternative transactions between Stratasys Ltd. (“Stratasys”) and Desktop Metal Inc. (“Desktop”) and between Stratasys and 3D Systems Corp. (“3D Systems”), respectively, the integration of Stratasys’ assets, business verticals, and customer base into the Company’s current operations, the integration of Stratasys’ assets, business verticals, and customer base into 3D Systems’ current operations, the integration of Desktop’s assets, business verticals, and customer base into Stratasys’ current operations, and the integration of Stratasys and the potential upside of the Company’s and Stratasys’s products opportunities. Because such statements deal with future events and are based on the Company’s current expectations, they are subject to various risks and uncertainties. Actual results, performance, or achievements of Company’s could differ materially from those described in or implied by the statements in this Forward-looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements. For a more detailed description of the risks and uncertainties affecting the Company and Stratasys, reference is made to the Company’s and Stratasys’s reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, the risks detailed in the Company’s annual report for the year ended December 31, 2022, and the risks detailed in Stratasys’s annual report for the year ended December 31, 2022, filed with the SEC. Forward-looking statements speak only as of the date the statements are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect thereto or with respect to other forward-looking statements. Certain of the statistical and graphical information contained in this presentation is drawn from research databases and other sources, including websites of the Company’s competitors. Such expectations, beliefs and projections as they relate to information derived from these sources are expressed in good faith, but the actual data and information derived from these sources may differ materially from what is described herein.

Important Information About the Special Tender Offer

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys Ltd. (“Stratasys”) or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed on May 25, 2023, as subsequently amended, by Nano Dimension with the SEC. Stratasys filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on May 31, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer, which will be named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.